INVESTMENT GRADE SERIES

                                   A SERIES OF

                        FIRST INVESTORS LIFE SERIES FUND

                                   UNDERTAKING


First Investors Life Insurance Company, which has contributed $100.00 to Investment Grade Series (the "Series"), a separate designated series of First Investors Life Series Fund, hereby undertakes not to remove such initial contribution from the Series for a period of two years from the date of commencement of operations of the Series.


                                        FIRST INVESTORS LIFE INSURANCE COMPANY



                                        By: /S/Richard H. Gaebler
                                            ---------------------
                                               Richard H. Gaebler
                                               President


Dated:
September 3, 1991